Exhibit 99.1

Contacts: (Media) Elise Eberwein
480/693-5574

(Investors) Derek Kerr
480/693-5710

FOR IMMEDIATE RELEASE: Wednesday, Oct. 27, 2004

AMERICA WEST REPORTS THIRD QUARTER RESULTS

Highlights include:

•	Net loss for the Company’s third quarter 2004 was $47.1 million or $1.30 per diluted share versus a net profit of $32.9 million or $0.60 per diluted share for the same period last year. Excluding special items, the third quarter 2004 net loss was $44.2 million or $1.22 per diluted share. Extraordinarily high fuel prices and a weak industry revenue environment drove the year-over-year decline in earnings.

•	Passenger revenue per available seat mile (RASM) for the third quarter 2004 decreased 9.3 percent to 7.09 cents versus the same period last year primarily due to an increase in industry domestic capacity, the airline’s 7.9 percent increase in aircraft utilization, and a 6.1 percent increase in the airline’s average stage length.

•	The airline’s operating cost per available seat mile (CASM) for the third quarter 2004 increased 3.4 percent versus the same period last year to 7.92 cents due to a 39.5 percent increase in the average price of fuel per gallon. CASM excluding fuel and special items decreased 3.8 percent to 6.12 cents from 6.36 cents for the same period last year.

•	Cash and investments on Sept. 30, 2004 totaled $488.1 million of which $416.8 million was unrestricted.

PHOENIX-America West Holdings Corporation (NYSE:AWA), parent company of America West Airlines, Inc., today reported a third quarter 2004 net loss of $47.1 million or $1.30 per diluted share. This compares to a net profit of $32.9 million or $0.60 per diluted share for the same period last year. The Company’s third quarter 2004 results include $1.6 million of special charges related to the return of three Boeing 737-200 aircraft and $1.3 million for the write-off of debt issue costs in connection with a term loan the airline refinanced during the quarter. Excluding those special items, the airline’s third quarter 2004 loss was $44.2 million or $1.22 per diluted share compared to a $32.9 million profit or $0.60 per diluted share in the third quarter 2003 excluding special items. See the accompanying notes in the Financial Tables section of this press release for a reconciliation of Generally Accepted Accounting Principles (GAAP) financial information to non-GAAP financial information.

Chairman and CEO Doug Parker stated, “We are disappointed to see our string of profitable quarters come to an end. These results are driven by an extraordinary increase in fuel prices and excess industry domestic capacity. Despite the difficult environment, our 13,000 outstanding

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employees continued to do an excellent job generating record load factors and building a loyal base of customers while continuing to drive down our non-fuel unit costs. Our cash and investment balances remain strong at $488.1 million of which $416.8 million is unrestricted.”

Parker continued, “With no expected relief in fuel prices in the near term, we expect to report a significant loss for the current quarter and for the full year 2004. In light of current fuel prices and the industry’s excess domestic capacity, we have adjusted our 2005 growth plans. We now anticipate 2005 ASM growth of three to five percent versus our previously announced eight to ten percent.”

Revenue and Cost Performance

     The airline’s operating revenues decreased 2.3 percent to $578.5 million during its third quarter 2004 compared to the same period last year. Revenue passenger miles (RPMs) during the third quarter increased 10.5 percent to a record 6.2 billion on 8.3 percent more capacity, as measured by available seat miles (ASMs). This resulted in a record third quarter 2004 load factor of 81.4 percent versus the third quarter 2003 load factor of 79.8 percent. The airline’s average daily aircraft utilization increased 7.9 percent to 10.9 hours from 10.1 hours during the same period last year. The airline’s increased utilization, combined with a 6.1 percent increase in average stage length, an increase in industry domestic capacity and a weak domestic revenue environment contributed to a decrease in RASM during the third quarter 2004 of 9.3 percent to 7.09 cents.

The estimated drivers of America West’s year-over-year RASM decline are detailed in the table below:

Estimated Contribution to
Overall RASM Decline
Stage Length	(2.4%)
Transcon Market Decline	(1.5%)
Connecting Market Decline	(9.7%)
Local Market	4.3%
Total RASM Decline	(9.3%)

America West’s 6.1 percent increase in stage length drove system RASM down an estimated 2.4 percent. However, this increase in stage length also caused the airline’s CASM to decline by a similar amount. Continued overcapacity and a weak yield environment in the transcon markets led to an estimated 1.5 percent decline in system RASM. The airline’s connecting market RASM declined 19 percent leading to an estimated 9.7 percent system RASM decline as a result of excess industry domestic capacity, low-cost carrier growth and a more aggressive price matching posture from the legacy carriers. Lastly, although local market RASM was strong year over year, it was not enough to offset the connecting market RASM decline. Looking forward, while the Company continues to experience RASM pressure, management does see some modest positive revenue movement which indicates the Company’s fourth quarter year-over-year RASM performance decline should be less than it was in the third quarter.

The airline’s operating expenses during its third quarter 2004 increased 11.9 percent compared to the prior year, driven primarily by a 48.8 percent increase in total fuel expenses. The airline continued to drive productivity gains and unit cost improvements by reducing its CASM excluding fuel and special items 3.8 percent to 6.12 cents from the same period last year. Including fuel and special items, the airline’s CASM during the third quarter 2004 increased 3.4 percent to 7.92 cents. On average, the airline paid $1.18 per gallon for fuel during the third quarter 2004, an increase of 39.5 percent over the price per gallon paid in the same period last year. The airline hedged approximately 50 percent of its fuel during its third quarter 2004, which resulted in a reduction in total fuel expense of $7.8 million.

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Chief Financial Officer Derek Kerr said, “We continued to drive productivity gains during our third quarter as evidenced by an 8.3 percent increase in ASMs achieved with only a 5.2 percent increase in full-time equivalent employees and our 3.8 percent improvement in CASM excluding fuel and special items. But fuel price increases have more than offset the productivity gains, and continue to be our number one cost concern. We anticipate record high fuel prices to continue in the fourth quarter. To mitigate the increases, we currently have in place costless collars hedging 65 percent of our fuel purchases in the fourth quarter 2004, 61 percent in the first quarter 2005, 26 percent in the second quarter 2005, and 15 percent in the third quarter 2005.”

Liquidity

As of Sept. 30, 2004, the Company had $488.1 million in cash and investments, of which $416.8 million was unrestricted. During the quarter, the airline financed a term loan with General Electric Capital Corporation (GECC) that provided for loans in an aggregate amount of $110.6 million. The Company used approximately $77.0 million of the proceeds to repay in full its term loan with Mizuho Corporate Bank, Ltd. The Company intends to use the remaining proceeds for general corporate purposes. The collateral securing the refinanced term loan is substantially the same collateral that secured the Mizuho loan, with the exception of the airline’s maintenance hangar in Phoenix, which does not secure the new loan. Also during the quarter, the airline made its second loan repayment of $42.9 million as part of its Airline Transportation Stabilization Board loan.

Additional Marketing/Business Developments

•	Launched a new, credit-based distribution option “Bill Me Later” that allows customers to buy tickets at www.americawest.com on credit without the need for credit cards.

•	Entered into code-share relationships with Royal Jordanian and Virgin Atlantic.

•	Received ratification by the airline’s dispatchers of a new four-year contract.

•	Received the 2004 Finance Strategy Award from Airline Business Magazine.

Analyst Conference Call/Webcast Details

America West will conduct a live audio webcast of its earnings call today at 12:00 p.m. EDT, which will be available to the public on a listen-only basis at www.americawest.com under the Public/Investor Relations tab. An archive of the call/webcast will be available in the Public/Investor Relations portion of the airline’s Web site through Nov. 24, 2004.

America West Holdings Corporation is an aviation and travel services company. Wholly owned subsidiary America West Airlines, Inc. is the nation’s second largest low-cost carrier with 13,000 employees serving 55,000 customers a day in 96 destinations in the U.S., Canada, Mexico and Costa Rica.

This press release contains forward-looking statements within the meaning of the Private
Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause
America West’s actual results and financial position to differ materially from these statements.
These forward looking statements may be identified by words such as “anticipate,” “believe,”
“estimate,” “expect,” “may,” “will,” “intend,” “plan,” “predict,” and similar terms used in connection with statements regarding our outlook, expected fuel costs, the RASM environment and our expected 2004 financial performance. The risks and uncertainties relating to forward looking statements include, but are not limited to, the duration and extent of the current soft economic conditions; the impact of global instability including the continuing impact of the continued military presence in Iraq and Afghanistan and the terrorist attacks of Sept. 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or

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other global events; limitations on our ability to obtain additional financing due to high levels of debt and the financial and other covenants in our debt instruments; changes in federal and state laws and regulations; changes in prevailing interest rates and the availability of and terms of financing to fund our business; the ability to attract and retain qualified personnel; the cyclical nature of the airline industry; competitive practices in the industry; the impact of changes in fuel prices; relations with unionized employees generally and the impact and outcome of the labor negotiations and other factors described from time to time in the company’s publicly available SEC reports. We caution you that these risks may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. The company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

Financial Tables to Follow

America West Holdings Corporation
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	3 Months Ended	3 Months Ended	Percent	9 Months Ended	9 Months Ended	Percent
	September 30, 2004	September 30, 2003	Change	September 30, 2004	September 30, 2003	Change
Operating revenues:
Passenger	$542,167	$552,564	(1.9)	$1,648,666	$1,591,496	3.6
Cargo	6,290	6,201	1.4	20,010	21,101	(5.2)
Other	30,166	33,537	(10.1)	91,565	78,709	16.3

Total operating revenues	578,623	592,302	(2.3)	1,760,241	1,691,306	4.1

Operating expenses:
Salaries and related costs	165,164	158,167	4.4	493,416	477,884	3.3
Aircraft rental	76,400	74,417	2.7	226,931	221,862	2.3
Rentals and landing fees	43,322	38,210	13.4	126,574	115,475	9.6
Aircraft fuel	136,297	91,595	48.8	375,825	271,481	38.4
Agency commissions	6,302	8,408	(25.0)	19,305	26,564	(27.3)
Aircraft maintenance materials and repairs	54,437	50,854	7.0	156,841	173,572	(9.6)
Depreciation and amortization	13,296	16,572	(19.8)	39,674	51,563	(23.1)
Special charges, net	1,629	—	—	1,029	14,370	(92.8)
Other	110,013	103,944	5.8	310,207	318,235	(2.5)

Total operating expenses	606,860	542,167	11.9	1,749,802	1,671,006	4.7

Operating income (loss)	(28,237)	50,135	—	10,439	20,300	(48.6)

Nonoperating income (expenses):
Interest income	2,053	1,666	23.2	5,350	4,231	26.4
Interest expense, net	(19,931)	(19,484)	2.3	(58,920)	(57,504)	2.5
Federal Government Assistance	—	—	—	—	81,255	(100.0)
Gain (Loss) on disposition of property and equipment	(166)	(170)	(2.4)	1,913	(552)	—
Other, net	(786)	795	—	1,021	2,878	(64.5)

Total nonoperating income/(expenses), net	(18,830)	(17,193)	9.5	(50,636)	30,308	—

Income (Loss) before income tax expense	(47,067)	32,942	—	(40,197)	50,608	—

Income tax expense	—	—	—	—	—	—

Net income (loss)	$(47,067)	$32,942	—	$(40,197)	$50,608	—

Income per share:
Basic	$(1.30)	$0.94	—	$(1.12)	$1.48	—

Diluted	$(1.30)	$0.60	—	$(1.12)	$1.18	—

Shares used for computation:
Basic:	36,111	35,037	3.1	35,989	34,161	5.4

Diluted:	36,111	59,285	(39.1)	35,989	49,507	(27.3)

America West Airlines, Inc.
Condensed Statements of Operations
(in thousands)
(unaudited)

	3 Months Ended	3 Months Ended	Percent	9 Months Ended	9 Months Ended	Percent
	September 30, 2004	September 30, 2003	Change	September 30, 2004	September 30, 2003	Change
Operating revenues:
Passenger	$542,167	$552,564	(1.9)	$1,648,666	$1,591,496	3.6
Cargo	6,290	6,201	1.4	20,010	21,101	(5.2)
Other	29,996	33,367	(10.1)	91,055	78,199	16.4

Total operating revenues	578,453	592,132	(2.3)	1,759,731	1,690,796	4.1

Operating expenses:
Salaries and related costs	164,861	157,603	4.6	492,407	476,111	3.4
Aircraft rental	76,400	74,417	2.7	226,931	221,862	2.3
Rentals and landing fees	43,322	38,210	13.4	126,574	115,475	9.6
Aircraft fuel	136,297	91,595	48.8	375,825	271,481	38.4
Agency commissions	6,302	8,408	(25.0)	19,305	26,564	(27.3)
Aircraft maintenance materials and repairs	54,437	50,854	7.0	156,841	173,572	(9.6)
Depreciation and amortization	13,296	16,572	(19.8)	39,674	51,563	(23.1)
Special charges, net	1,629	—	—	1,029	14,370	(92.8)
Other	109,177	103,436	5.6	308,005	316,566	(2.7)

Total operating expenses	605,721	541,095	11.9	1,746,591	1,667,564	4.7

Operating income (loss)	(27,268)	51,037	—	13,140	23,232	(43.4)

Nonoperating income (expenses):
Interest income	3,717	3,434	8.2	10,336	9,465	9.2
Interest expense, net	(21,661)	(21,276)	1.8	(64,071)	(62,805)	2.0
Federal Government Assistance	—	—	—	—	81,255	(100.0)
Gain (Loss) on disposition of property and equipment	(166)	(170)	(2.4)	1,913	(552)	—
Other, net	(786)	795	—	1,021	2,878	(64.5)

Total nonoperating income (expenses), net	(18,896)	(17,217)	9.8	(50,801)	30,241	—

Income (Loss) before income tax expense	(46,164)	33,820	—	(37,661)	53,473	—
Income tax expense	—	—	—	—	—	—

Net income (loss)	$(46,164)	$33,820	—	$(37,661)	$53,473	—

America West Airlines, Inc.
Operating Statistics

	3 Months Ended	3 Months Ended	Percent		9 Months Ended	9 Months Ended	Percent
	September 30, 2004	September 30, 2003	Change		September 30, 2004	September 30, 2003	Change
Operating Statistics:
Number of aircraft at end of period	139	140	(0.7)		139	140	(0.7)
Available seat miles/ASMs (in millions)	7,646	7,062	8.3		22,550	20,887	8.0
Block hours	140,076	129,830	7.9		415,956	389,509	6.8
Average stage length (miles)	1,067	1,006	6.1		1,054	995	5.9
Average daily aircraft utilization (hours)	10.9	10.1	7.9		10.9	10.1	7.9
Revenue passenger miles/RPMs (in millions)	6,227	5,635	10.5		17,448	16,009	9.0
Load factor (%)	81.4	79.8	1.6	pts	77.4	76.6	0.8	pts
Passenger enplanements (000)	5,556	5,322	4.4		15,796	15,162	4.2
Passenger yield (cents)	8.71	9.81	(11.2)		9.45	9.94	(4.9)
Passenger revenue per ASM (cents)	7.09	7.82	(9.3)		7.31	7.62	(4.1)
Operating revenue per ASM (cents)	7.57	8.39	(9.8)		7.80	8.09	(3.6)
Operating cost per ASM (cents)	7.92	7.66	3.4		7.75	7.98	(3.0)
Operating cost per ASM excluding special items (cents)	7.90	7.66	3.1		7.74	7.92	(2.3)
Operating cost per ASM excluding fuel (cents)	6.14	6.36	(3.5)		6.08	6.68	(9.0)
Operating cost per ASM excluding special items and fuel (cents)	6.12	6.36	(3.8)		6.07	6.62	(8.3)
Average fuel cost per gallon (cents)	118.0	84.6	39.5		111.2	85.4	30.3
Fuel gallons consumed (in millions)	115.5	108.3	6.7		337.9	317.9	6.3
Average number of full-time equivalent employees	11,936	11,347	5.2		11,924	11,712	1.8

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

The Company believes that the presentation of certain non-GAAP financial measures such as net income (loss) and CASM excluding special items is useful to investors because it is more indicative of the Company’s true recurring operating performance and more comparable to financial measures reported by other major airlines that are submitted to the Department of Transportation. The Company believes that the presentation of CASM excluding fuel is useful to investors because it provides the ability to monitor the airline’s cost performance absence fuel price volatility, which is subject to many economic and political factors and therefore beyond the Company’s control.

Reconciliation of Net Income (Loss) Excluding Special Items

	3 Months Ended	3 Months Ended	9 Months Ended	9 Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
	(in millions except per share amounts)
Net income (loss) as reported	$(47.1)	$32.9	$(40.2)	$50.6
Special Items:
Special charges (1)	1.6	—	1.6	15.5
Revision of estimated special charges (2)	—	—	(0.6)	(1.1)
Debt issue costs related to refinancing the term loan (3)	1.3	—	1.3	—
Gain on airframe exchange (4)	—	—	—	(4.4)
Federal government assistance (5)	—	—	—	(81.3)

Net income (loss), as adjusted for special items	$(44.2)	$32.9	$(37.9)	$(20.7)

Basic income (loss) per share
Net income (loss) as reported	$(1.30)	$0.94	$(1.12)	$1.48
Special Items:
Special charges	0.04	—	0.04	0.45
Revision of estimated special charges	—	—	(0.02)	(0.03)
Debt issue costs related to refinancing the term loan	0.04	—	0.04	—
Gain on airframe exchange	—	—	—	(0.13)
Federal government assistance	—	—	—	(2.38)

Net income (loss) excluding special items	$(1.22)	$0.94	$(1.06)	$(0.61)

Diluted income (loss) per share
Net income (loss) as reported	$(1.30)	$0.60	$(1.12)	$1.18
Special Items:
Special charges	0.04	—	0.04	—
Revision of estimated special charges	—	—	(0.02)	—
Debt issue costs related to refinancing the term loan	0.04	—	0.04	—
Gain on airframe exchange	—	—	—	—
Federal government assistance	—	—	—	—

Net income (loss) excluding special items	$(1.22)	$0.60	$(1.06)	$1.18

Basic shares	36,111	35,037	35,989	34,161
Diluted shares	36,111	59,285	35,989	49,507

(1) The 2004 period includes $1.6 million of special charges related to the return of certain Boeing 737-200 aircraft. This amount includes termination payments of $2.1 million, the write-down of leasehold improvements and aircraft rent balances of $1.7 million, offset by the reversal of maintenance reserves of $2.2 million. The 2003 period includes $11.1 million of special charges related to the elimination of AWA’s hub operations in Columbus, Ohio; $2.6 million for the impairment loss of three owned Boeing 737-200 aircraft that have been grounded; and $2.3 million related to reductions-in-force in April and a $0.5 million reduction related to the revision of estimated costs associated with the sale and leaseback of certain aircraft.

(2) The 2004 period includes a credit of $0.6 million related to the revision of the estimated costs associated with the sale and leaseback of certain aircraft recorded in the first quarter. The 2003 period includes a credit of $1.1 million due to a revision of the estimated costs related to the early termination of certain aircraft leases.

(3) The 2004 period includes $1.3 million for the write-off of debt issue costs in connection with the refinancing of the term loan.

(4) The 2003 period includes a $4.4 million gain related to the purchase and subsequent exchange of an A320 airframe.

(5) The 2003 period includes the receipt of $81.3 million representing the Company’s proportional share of passenger security and air carrier fees paid or collected as of April 2003.

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel

	3 Months Ended	3 Months Ended	9 Months Ended	9 Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
	(in millions)
Operating Expenses	$605.7	$541.1	$1,746.6	$1,667.6
Special Items:
Special charges	(1.60)	—	(1.6)	(15.5)
Revision of estimated special charges	—	—	0.6	1.1
Gain on airframe exchange	—	—	—	4.4

Operating Expenses, excluding special items	604.1	541.1	1,745.6	1,657.6
Fuel expense	(136.3)	(91.6)	(375.8)	(271.5)

Operating expenses, excluding special items and fuel expense	$467.8	$449.5	$1,369.8	$1,386.1

	3 Months Ended	3 Months Ended	9 Months Ended	9 Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
	(in cents)
Operating cost per ASM	$7.92	$7.66	$7.75	$7.98
Special Items:
Special charges	(0.02)	—	(0.01)	(0.07)
Revision of estimated special charges	—	—	—	0.01
Gain on airframe exchange	—	—	—	0.02

Operating cost per ASM, excluding special items	7.90	7.66	7.74	7.94
Fuel expense	(1.78)	(1.30)	(1.67)	(1.30)

Operating cost per ASM, excluding special items and fuel expense	$6.12	$6.36	$6.07	$6.64

America West Holdings Corporation
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2004	December 31, 2003
Assets
Current assets
Cash equivalents and short-term investments	$371,835	$475,972
Restricted cash	—	42,900
Other current assets, net	326,300	265,178

Total current assets	698,135	784,050

Property and equipment, net	635,551	607,712
Other assets
Investments in debt securities	45,000	40,740
Restricted cash	71,312	69,876
Other assets	127,599	124,534

Total assets	$1,577,597	$1,626,912

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$150,205	$107,341
Other liabilities	564,468	541,942

Total current liabilities	714,673	649,283

Long-term debt, less current maturities	606,531	697,432
Deferred credits and other noncurrent liabilities	143,642	141,681
Stockholders’ equity	112,751	138,516

Total liabilities and stockholders’ equity	$1,577,597	$1,626,912